Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Avid Technology, Inc.
Burlington, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 22, 2017 relating to the consolidated financial statements and the effectiveness of Avid Technology, Inc.’s internal controls over financial reporting appearing in the Company’s Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP
Boston, Massachusetts
June 12, 2017